UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2009

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-32507 (Commission File Number)	88-0345961 (IRS Employer Identification No.)

3400 Peachtree Road, Suite 111, Atlanta, Georgia (principal executive offices)	30326 (Zip Code)

(404) 421-1844
(Registrant’s telephone number, including area code)

6564 Smoke Tree Lane Scottsdale, Arizona 85253
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.	Other Information.

On August 26, 2009, the Company entered into a Letter of Intent (the “Letter”) setting forth its present mutual intentions regarding a proposed transaction (the "Proposed Transaction") pursuant to which EGPI Firecreek, Inc. or one or more of its subsidiaries (the “Company” or the “Purchaser”) would purchase all of the outstanding common stock of South Atlantic Traffic Corporation , its subsidiaries and interests, (collectively, “SATCO” or “Seller”) The Letter is intended to and does constitute a binding agreement among the parties with respect to the Proposed Transaction, subject to the final written definitive purchase agreement (the “Agreement”) by and among the Companies, the shareholders (the “Sellers”) and the Purchaser being substantially the same as the terms outlined therein.

The following are the principal points agreed to by us:

1.
Acquisition of Interests.  At the closing of the Proposed Transaction (the "Closing"), the Purchaser would, directly or through one or more of its affiliates that it designates, acquire all of the common stock of SATCO (the "Interests").  Collectively, the SATCO Interests would be conveyed to the Purchaser free and clear of any liens or encumbrances.  SATCO would indemnify the Purchaser for any and all known liabilities and obligations of SATCO Interests that were incurred or arise as a result of actions taken prior to the Closing.

2.
Consideration. - In consideration for the sale of the Securities, Purchaser shall pay SATCO a total of Two Million Three Hundred Twenty Six Thousand Three Hundred US Dollars  ($2,326,300.00) calculated as 3.5 times SATCO’S Weighted Average earnings before interest, depreciation and amortization (“EBITDA”) for the trailing 24 months (weighted 50%) and projected 36 months (weighted 50%) periods, payable based upon the following formula:

A.	Fifty Percent consisting of Cash and an Interest Bearing Seller’s Note (the “Cash Consideration”)

1)
Cash in available funds equal to the sum of Fifty Percent (50%) of the SATCO’S available cash balance at Closing plus Twenty-Five Percent (25%) of SATCO’S  trade accounts receivables aged less than Ninety (90) days past due at Closing with an additional amount to be negotiated for the outstanding retainage and imminent collections of receivables over 90 days old as negotiated prior to Closing. The Target Cash Consideration will be set at Six Hundred Thousand US Dollars ($600,000.00); the Base Working Capital Requirement will be set at Six Hundred Thousand US Dollars ($600,000.00). The cash payment at closing will be the greater of the calculation as described above based on cash on hand and qualified receivables, or $600,000.00, less the amount required, if any, to maintain the Base Working Capital Requirement of $600,000.00.

2)
Seller’s Note with a Three (3) year term in an amount which when added to the Cash Purchase Price equals approximately Fifty Percent of the Purchase Price.  The Seller’s Note will accrue interest at a rate of Nine Percent (9%) per annum.  The Seller Note will amortize with a principal and interest payment at the First Anniversary Date of the Transaction of Twenty-Five Percent (25%) of the Seller Note plus accrued interest, a principal and interest payment at the Second Anniversary Date of the Transaction of Twenty-Five Percent (25%) of the Seller Note plus accrued interest and a Final Payment of the Outstanding Balance of the Seller Note plus any unpaid interest on the Third Anniversary Date of the Transaction.

The Seller’s Note carries a cumulative claw-back feature (the “Claw Back”) for the term of the Seller’s Note.  The Claw Back provides the Purchaser down-side protection against the Seller not meeting pre-determined financial targets and is summarized as follows:

a.	The Purchaser and Seller shall agree on projected annual financial targets (“Annual Target”).
b.	The Claw Back does not apply in the first year following Closing.
c.	The Claw Back is applied at the second anniversary following Closing.
d.	The scheduled principal payment is proportionally reduced by the percentage that actual financial results for the year are less than the appropriate Annual Target.
e.
The cumulative nature of the Claw Back feature will apply only during the respective year in which the pre-determined financial targets were not met and cannot be applied to previous years in which the financial targets were met and the full scheduled principal payment was paid.

Example of Claw Back

$  50,000  Scheduled principal payment at 2nd anniversary following Closing
$  100,000  Quarterly Target EBITDA at 2nd anniversary following Closing
$  75,000   Actual EBITDA at 2nd anniversary following Closing
$  37,500  Actual principal payment at 2nd anniversary following Closing
$  37,500 = ($75,000/$100,000) * $50,000 scheduled payment

B.
Fifty Percent consisting of Purchaser’s Common Stock valued at the Make Whole Valuation Price of $.40 per share (the “Stock Consideration”) the common shares issued at Closing will carry a make whole provision (the “Make Whole”).  The Make Whole provides down-side protection against a decline in Purchaser’s common share price and is summarized as follows:

1)	The Make Whole is available only for shares held from the Stock Consideration by the Seller for a period of one year following Closing.

2)
The Make Whole is 100% available to the Seller if the Company meets or exceeds the Earnout Target for the one year period following Closing. If the Earnout Target is not met the Purchaser and Seller shall provide a matrix of Make Whole prices which will be applied to the shares owned of the Stock Consideration at the end of the one year period following closing that will be used to determine the price to be used to determine the Make Whole Payment.

3)
In the event that the Market Price Per Share of the Stock Consideration during the thirty (30) consecutive trading days immediately prior to the first anniversary of the Closing (the “Make Whole Date”) is less than $.40, Purchaser would, at Purchaser’ option, either issue to Sellers that number of additional shares of EGPI common stock equal to (1) the number of shares of EGPI common stock comprising the Stock Consideration held at the Make Whole Date, multiplied by $.40, less (2) the number of shares of EGPI common stock comprising the Stock Consideration held at the Make Whole Date, multiplied by the Market Price Per Share of the Stock Consideration on the Make Whole Date.  Notwithstanding the foregoing, Purchaser’s obligation to make any adjustment pursuant to the preceding sentence shall terminate in the event that, at any time prior to the Make Whole Date, the aggregate Market Price Per Share of the Stock Consideration during any twenty consecutive trading days exceeds $0.75.

Example of Make Whole:

Assumes that the Seller has met or exceeded each of the Targets.

At Closing:
     $150,000 Portion or Purchase Price paid in Purchaser Shares
     $.15     Purchaser’s share price at Closing
     1,000,000 shares issued to Seller.

One Year Following Closing:
     $.10     Purchaser’s share price one year following Closing
     500,000 additional shares issued to Purchaser.
     1,500,000 shares times $.10 per share equals $150,000.

      The Cash Consideration and Stock Consideration for each of the Sellers will be adjusted based on the final Audited Financial Statements and the impact on calculated EBITDA used in the original formula. In the event that the Purchase Price of the Company is reduced after review of the final Audited Financial Statements or during the due diligence process, the Sellers will have the right to cancel this transaction if the adjustment lowers the average Trailing Twenty-Four Month EBITDA by more than One Hundred Thousand Dollars ($100,000.00).

3.
Consulting, Employment and Non-Compete Agreements: Those Officers and Directors identified on Exhibit A attached hereto shall enter into individual Consulting or Employment Agreement (“Consulting Agreement” or “Employment Agreement”), in a form to be mutually agreed upon by SATCO and Purchaser.  The Consulting Agreement shall provide Employee/Consultants with cash and stock consideration for their efforts to assist Purchaser with (i) the integration of the SATCO’S operations with that of Purchaser and (ii) assisting the Purchaser in its plan of strategic target acquisitions. The Consulting Agreements shall include substantially the same economic conditions in regard to salary and bonuses as are being earned currently except for any bonuses paid as a distribution due to tax liabilities that are incurred because of the S Corporation status of SATCO.

4.
Incentive Compensation.  In addition to the consideration set forth in paragraph 2 above, the Sellers would, (a) for each Performance Year (as defined on Exhibit A), be entitled to earn incentive compensation (the “Earnout Provision” or “Earnout”) based upon the final performance of SATCO, its subsidiaries and interests, according to the formula set forth on Exhibit B, and (b) be entitled to earn additional equity compensation based upon the financial performance of acquired companies, determined in accordance with the provisions of Exhibit C.

5.
Registration Rights.  The Sellers would be granted registration rights, with respect to all shares of common stock of EGPI issued to the Sellers hereunder, upon terms and conditions agreed to by the parties.

6.
Employee Bonus Pool.  A pool of shares of EGPI’s common stock (not to exceed 500,000 shares) shall be made available at the first anniversary of the Closing in an incentive stock option plan for the benefit of certain employees of the SATCO designated by SATCO, with an exercise price not to exceed one hundred and ten percent market price on date of issuance.

7.	Terms of the Agreement. SATCO and the Sellers would make representations and warranties and customary indemnities regarding the Companies and their businesses. The Agreement would also provide that:

i.
Each Seller would agree not to compete in any of the business lines currently engaged in at the closing date by the Companies for a period of three years following the Closing. Specifically excluding any activities in the construction industry which the Sellers reserve the right to operate in after closing.

ii.	The parties would agree to customary covenants and other matters typically found in agreements relating to transactions of this type, size and complexity.

It is presently expected following the Company’s due diligence and satisfaction of other contingencies that the Closing would take place on September 30, 2009 or as promptly as practicable following the execution and delivery of the Agreement and would be subject to customary conditions precedent.

A copy of the Letter of Intent between the Company and Southwest Atlantic Traffic Corporation is attached hereto on Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Identification of Exhibit

10.1	Letter of Intent between the Company and Southwest Atlantic Traffic Corporation dated August 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2009.

EGPI FIRECREEK, INC.

By:	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer